UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 27, 2006
MannKind Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-50865	13-3607736
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

28903 North Avenue Paine Valencia, California (Address of principal executive offices)		91355 (Zip Code)
Registrant’s telephone number, including area code: (661) 775-5300
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 8.01 Other Events
SIGNATURE

This Current Report on Form 8-K/A is being filed solely to correct the inadvertent omission of certain marketing and other information from Item 8.01 of the Current Report on Form 8-K filed by MannKind Corporation on November 27, 2006. In accordance with Rule 12b-15 of the Securities Exchange Act of 1934, as amended, the complete text of Items 2.03 (which is unchanged) and Item 8.01 (as amended) follow.
Section 2 — Financial Information
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On November 27, 2006, the Company was advanced an additional $20.0 million under a loan arrangement with its principal stockholder that was initially entered into on August 2, 2006 and amended on October 30, 2006. Together with the $50.0 million advanced on August 2, 2006, the aggregate principal outstanding following the November advance is $70.0 million.
Under this loan arrangement as amended, the Company can borrow funds in one or more advances at any time through August 2, 2007 that the Company’s cash balance falls below its projected cash requirements for the subsequent three month period, provided that each advance be no less than $10.0 million. Principal repayment is due and payable one year from the date of each advance. Any principal repaid can be re-borrowed by the Company subject to the limitations above. Interest accrues on each outstanding advance at a fixed rate equal to the one year LIBOR rate in effect on the day of such advance plus 3% per annum and is payable quarterly in arrears. The loan is unsecured and contains no financial covenants. There are no warrants associated with the loan nor is the loan convertible into the Company’s stock. In the event of a default, all unpaid principal and interest becomes immediately due and payable and the interest rate increases to one year LIBOR calculated on the date of the initial advance or in effect on the date of default, whichever is greater, plus 5% per annum. Upon the closing of certain financing events, including equity and debt financings or strategic transactions with third parties, in which the Company receives cash proceeds of at least $100.0 million, the Company is required to repay all or a portion of the principal and accrued and unpaid interest under the note equal to the difference between the Company’s cash balance immediately following the financing event and its projected cash requirements for the six month period following the financing event.
Section 8 — Other Events
Item 8.01 Other Events.
According to IMS Health Incorporated, a nationally recognized provider of prescription drug sales data and information, in 2005, the U.S. sales of glycemic control drugs reached $9.1 billion, representing a 7.1% growth from sales of $8.5 billion in 2004. Approximately $3.3 billion of the 2005 U.S. sales were for insulin, representing a 21.3% growth from 2004 insulin sales. The IMS data also indicated that sales of glycemic control drugs in Italy, France, United Kingdom, Spain, Germany and Japan reached $5.1 billion in 2005, representing a 11.5% increase from sales of $4.5 billion in 2004. These sales amounts excluded amounts from sales of glucose monitoring products, syringes, needles, delivery supplies and education materials. Based on the Company’s analysis of this information, the Company believes that there is a market for its Technosphere Insulin System.
In the first half of 2006, the Company engaged a marketing research firm to assist it in developing a brand strategy for its Technosphere Insulin System. As part of that engagement, the marketing firm conducted several surveys, engaged in research activities and performed physician interviews, all of which were primary designed to provide the marketing firm insight to assist it in developing a branding strategy for the Company’s Technosphere Insulin System. The survey conducted by the marketing firm involved 425 physicians, including 150 general practitioners, 150 internists and 125 endocrinologists. Physicians were chosen from a pre-screened pool of physicians, which was further reduced by various selection criteria including age, years of experience and the number of diabetic patients treated in a typical month. Physicians participating in the survey went to a website, hosted by the marketing firm, and there were able to view limited background information regarding the Technosphere Insulin System. Following which they responded to numerous questions designed to assist the marketing firm in developing the appropriate marketing strategy for the product. Among the questions asked was “When do you think you would prescribe Technosphere Insulin?” Physicians were asked to check each of the boxes that applied, with each box correlating to a patient stage identified below.
The following table presents the results of the marketing survey. The percentages in each column represent the percentage of physicians who indicated that they would prescribe their patients the proposed drug during that patient stage:

	General
Patient Stage	Practitioners	Internists	Endocrinologists
Prediabetes (before diet & exercise)	10%	7%	10%
After failing diet and exercise	37	30	21
After failing 1 oral medication	47	44	35
After failing 2 oral medications	64	55	52
After failing 3 oral medications	49	32	44
With oral medications	71	59	62
With subcutaneous basal insulin	47	39	72
This marketing survey was conducted solely for the purpose of evaluating a proposed product positioning strategy and the reaction of physicians to the strategy. The information presented above cannot be used forecast anticipated physician acceptance or use of the product. The Technosphere Insulin System is not currently available and has not been approved by the FDA for commercialization. The Company anticipates that the clinical trials necessary to support FDA approval will not be completed for at least two years. The Company cannot assure you that physicians would actually prescribe the Technosphere Insulin System, if it is approved, to their patients at the stages indicated above, or at all. Moreover, other more favorable alternatives to the Technosphere Insulin System may exist at the time the Company’s product is approved and physicians may prescribe that product in lieu of the Technosphere Insulin System. Physicians responding to the survey above were basing their responses on data the Company supplied to them and without the benefit of actual experience with the product and with limited clinical data. Any long-term clinical data that Company produces may not support the physician decisions described above and physicians may not adopt the use of the Technosphere Insulin System based on those results. Our Technosphere Insulin System may not be approved for the uses identified in the survey, or at all. If it is approved, it may not have the same characteristics as those described to the physicians in the survey. Because the question was asked of the physicians shortly following their exposure to the marketing presentation, the percentages in the table may be higher than what we may actually experience. Additional risks associated with the development of the Technosphere Insulin System, its approval by the FDA and other regulatory agencies and its adoption by physicians are set forth in detail the Company’s Form 10-K for the year ended December 31, 2005 and each of the Form 10-Qs for the periods ended March 31, 2006, June 30, 2006 and September 30, 2006. You are encouraged to read those risk factors in connection with the evaluation of the information presented in this Report.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANNKIND CORPORATION
By:	/s/ DAVID THOMSON
	Name:	David Thomson, Ph.D., J.D.
	Title:	Corporate Vice President, General Counsel and Secretary

Dated: November 27, 2006

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